Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Four Corners Property Trust, Inc.:

We consent to the use of our reports dated February 19, 2019, with respect to the consolidated balance sheets of Four Corners Property Trust, Inc. as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule III—Real Estate Assets and Accumulated Depreciation (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

November 12, 2019